BECKMAN COULTER, INC.
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                        DEFERRED DIRECTORS' FEE PROGRAM
                        ===============================


               (AMENDED AND RESTATED EFFECTIVE AS OF MAY 1, 2002)
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                             BECKMAN COULTER, INC.

                       DEFERRED DIRECTORS' FEE PROGRAM
                       -------------------------------

               (AMENDED AND RESTATED EFFECTIVE AS OF MAY 1, 2002)


1.    PURPOSE

      The Deferred Directors' Fee Program (the "Plan") is intended to provide non-employee directors of Beckman Coulter, Inc. ("Beckman Coulter") with a means to promote stock ownership and to defer income until their termination of status as a director.

      Effective May 1, 2002, Beckman Coulter has amended and restated the Plan as set forth herein to (i) provide that directors may elect to defer fees in the form of cash or in the form of Stock Units (as defined in Section 5.1); (ii) provide that distributions of benefits valued by reference to Stock Units be distributed in the form of Beckman Coulter Common Stock, and benefits not so valued be distributed in the form of cash, (iii) add provisions consistent with the establishment of a grantor trust for the purpose of satisfying some or all of Beckman Coulter's obligations under this plan; and (iii) make certain other miscellaneous changes.

      The Plan is amended and restated effective as of May 1, 2002; provided, however, that the officers of Beckman Coulter shall implement the provisions regarding the cash or Stock Unit elections and distributions as soon thereafter as reasonably feasible, and the officers may phase in the provisions regarding stock distributions over a period of time if the officers determine that such a phase-in would be in the interests of Beckman Coulter.

2.    ELIGIBLE

      Non-employee directors of Beckman Coulter entitled to directors' fees.


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3.    DEFERRAL ELECTIONS

      3.1 A percentage of a director's fees (including annual retainer, meeting, chair and any other fees paid, but not including reimbursement of expenses) to be deferred must be specified by the director in writing to Beckman Coulter no later than December 31 of the calendar year immediately preceding the calendar year in which the fees shall be payable.

      3.2 A participant's election to defer his or her director's fees under the Plan shall specify whether such amount is to be deferred in the form of (1) cash, in accordance with Section 4, and/or (2) Stock Units in accordance with
Section 5. The fee amount deferred, together with any applicable premium multiplier, shall be known as the "Deferred Amount."

      3.3 The election to defer and the amount or percentage elected are irrevocable. For subsequent years, no additional deferral of fees will take place unless a new election is made by the director. The portion of fees deferred is an offset against and cannot exceed the amount of the director's fees otherwise payable to the participant for that calendar year.

4.    CASH DEFERRAL ACCOUNT

      4.1 Beckman Coulter shall establish and maintain a Cash Deferral Account for each participant under the Plan. "Cash Deferral Account" shall mean the bookkeeping account maintained by Beckman Coulter on behalf of a participant who elects to defer his or her director's fees in cash pursuant to Section 3.2.


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      4.2   As soon as administratively practical after the date on which the
Deferred Amount would otherwise have been paid as director's fees absent the election to defer, the Plan's recordkeeper shall credit the participant's Cash Deferral Account with an amount equal to the portion of director's fees deferred that the participant has elected to be deferred under his or her Cash Deferral Account.

      4.3 Interest is accrued daily at the applicable Interest Rate based on the daily Cash Deferral Account balance and credited monthly to the participant's Cash Deferral Account. "Interest Rate" shall mean, for each year, the prime rate of interest established by Bank of America, NT&SA in effect as of the July 31 preceding the relevant year. For purposes of crediting earnings to such account, the Interest Rate used may fluctuate from year to year and the Interest Rate in effect in a particular year shall apply to the participant's entire Cash Deferral Account balance without regard to the year in which any portion of the account balance was deferred.

5.    STOCK UNIT ACCOUNT

      5.1 Beckman Coulter shall establish and maintain a Stock Unit Account for each participant under the Plan.

            (a) "Stock Unit Account" shall mean the bookkeeping account maintained by Beckman Coulter on behalf of each participant who elects to defer his or her director's fees in Stock Units pursuant to Section 3.2. A participant's Stock Unit Account shall be credited with the portion of his or her director's fees he or she has elected to defer in the form of Stock Units.


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            (b)  "Stock Units" shall be deemed, for bookkeeping purposes, to be equivalent to the corresponding amount of outstanding shares of Common Stock (as defined in Section 5.3) solely for purposes of this Plan. The Stock Units credited to a participant's Stock Unit Account shall be used solely as a device for the determination of the value of the participant's account, to be eventually distributed in Common Stock held by the Trust (defined in Section 5.4 below) to such participant in accordance with this Plan. The value of a participant's Stock Units will vary on any given date due to market fluctuations in the price of Common Stock. The Stock Units shall not be treated as property or as a trust fund of any kind. No participant shall be entitled to any voting or other stockholder rights with respect to Stock Units credited under this Plan. The amount of Stock Units credited shall be subject to adjustment in accordance with Section 7.

            (c) "Fair Market Value" shall mean: (1) If the Common Stock is being valued in connection with a transaction (such as the crediting of amounts to an account or a distribution) for which Beckman Coulter (or the Administrator) determines there is a corresponding transaction by the Trust, the net price per share of Common Stock purchased or the net proceeds per share of Common Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust. (2) If paragraph (1) does not apply, (a) the closing price of the Common Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Common Stock is not listed, admitted or quoted, Beckman Coulter (or the Administrator) may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.


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      5.2   DEFERRAL INCENTIVE PREMIUM MULTIPLIER: The amount credited to the participant's Stock Unit Account shall be increased by a multiplier applied to each payment deferred based on the percentage of fees the director has elected to defer in Stock Units, as shown below:

            -------------------------------------------------
               % of Fee Deferred       Premium Multiplier
                in Stock Units
            -------------------------------------------------
            Less than 40%                      0%
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            At least 40%, but less             15%
            than 60%
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            At least 60%, but less             20%
            than 80%
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            80% to 100%                        30%
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      5.3   "Common Stock" shall mean the Common Stock of Beckman Coulter (or such other publicly traded common stock as replaces Common Stock of Beckman Coulter after a corporate transaction as set forth in Section 8.1 below). The calculation of the number of Stock Units from the initial Deferred Amount and adjustments thereafter are made in the following manner:

            (a) The number of Stock units from the Deferred Amount is calculated by dividing the Deferred Amount by the Fair Market Value of a share of Common Stock.

            (b) Beckman Coulter Common Stock dividends or other distributions will be credited to each participant's Stock Unit Account on the payment date for stockholders of record. Stock Units will be credited with respect to these dividends/distributions in the same manner as set forth in
      Section 5.3(a) above.


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      5.4   PAYMENTS FROM TRUST: Payments shall be made from Common Stock held by a grantor trust established and funded by Beckman Coulter for the purpose of satisfying some or all of Beckman Coulter's obligations under the Plan (the "Trust") under an agreement by and between Beckman Coulter and the Trustee establishing the Trust (the "Trust Agreement"). Notwithstanding anything contained in this Plan to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service ("IRS") not to be a "grantor trust" with the result that the income of the Trust is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, or if a tax is finally determined by the IRS to be payable by one or more participants or beneficiaries with respect to any interest in the Plans or the Trust prior to payment of such interest to any such participant or beneficiary, Beckman Coulter (or the Administrator) shall immediately determine each participant's share of the Trust in accordance with this Plan and such other plans with respect to which assets are held in the Trust (together with the Plan, the "Nonqualified Plans"), and the Trustee shall immediately distribute such share in a lump sum to each participant or beneficiary entitled thereto, regardless of whether such Participant's service as a director has terminated and regardless of form and time of payments specified in or pursuant to the Plan in such amounts and in the manner instructed by Beckman Coulter (or the Administrator). If the value of the Trust is less than the benefit obligations under the Nonqualified Plans, the foregoing described distributions will be limited to a participant's share of the Trust, determined by allocating assets to the participant based on the ratio of the participant's benefit obligations under the Nonqualified Plans to the total benefit obligations under the Nonqualified Plans.

      5.5 CREDITING OF EARNINGS: In the event that benefits cease to be denominated in Stock Units (as determined under Section 8.1), interest will be accrued daily at the applicable Interest Rate based on the participant's daily account balance and credited monthly to the participant's Stock Unit Account. For purposes of crediting earnings to such account, the Interest Rate used may fluctuate from year to year and the Interest Rate in effect in a particular year shall apply to the participants entire account balance without regard to the year in which any portion of the account balance was deferred.


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6.    DISTRIBUTION OF ACCOUNTS

      6.1 TIME AND FORM OF DISTRIBUTION. A participant shall, on the election filed pursuant to Section 3.2, elect to receive distribution of the participant's accounts in accordance with one of the following options:

            (a) SINGLE LUMP SUM ON TERMINATION. A lump sum payable on or as soon as administratively practical following the date the participant's service as a director terminates.

            (b) 50/50 LUMP SUM ON TERMINATION. A lump sum of an amount equal to 50% of the balance of the participant's account payable upon or as soon as administratively practical following the participant's termination of service as a director, with the remaining balance of the participant's account distributed in a lump sum as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the participant's account was distributed. Until the final distribution is made, earnings and dividends shall continue to be credited to the undistributed balances in the participant's accounts.

            (c)   INSTALLMENTS.  Subject to the requirements described in this
      Section 6.1(e), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the date the participant terminated services as a director. The amount of the first annual payment shall be determined by dividing the balance of the participant's accounts by the appropriate number of years in the installment period. Each subsequent payment is determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the participant's termination


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      of services as a director and which occurs during the installment period.
      Until the valuation date for the final distribution, earnings and dividends shall continue to be credited to the undistributed balances in the participant's accounts in the manner described in Sections 4.3 and 5.3(b). Notwithstanding anything else contained herein to the contrary, the distribution option described in this Section 6.1(c) shall only be available to a participant if the total value of his or her accounts which are to be distributed pursuant to this Section 6.1(c) is at least $100,000 as of the date of his or her termination of services as a director. In the event that a participant has elected an installment form of distribution and the value of his or her vested accounts which are to be distributed in the form of installments is less than $100,000 as of his or her termination of services as a director, the accounts shall be paid as a 50/50 Lump Sum on Termination in accordance with Section 6.1(b).

      6.2   MANNER OF DISTRIBUTION.

            (a) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

            (b) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a participant's Stock Unit Account shall be distributed in shares of Common Stock. The Fair Market Value of any fractional Stock Units shall be distributed in cash; such Fair Market value shall be determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to the shares of Common Stock distributed.


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            (d)   A participant's distribution election form shall be valid if it is made at least one year prior to the date benefit payments would otherwise have commenced under the participant's immediately preceding valid distribution election form. If no election has been made prior to one year before the date of the termination of the participant's services as a director, then the distribution shall be made in a lump sum.

            (e) Distribution election forms that are not valid under the preceding sentence (i.e., election forms received within twelve (12) months of the date benefit payments would otherwise have commenced under the participant's immediately preceding valid distribution election form) shall be void and shall be disregarded.

      6.3 DEATH OF PARTICIPANT: In the event of the participant's death, payments will be made in a lump sum to the designated beneficiary.

7.    ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK

      If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of Beckman Coulter, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends or distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if dividends and distributions have been credited according to Section 6.2 above) shall be made in respect of Stock Units credited under this Plan so as to preserve the benefits intended. To the extent the consideration paid to holders of Common Stock is readily tradable common stock of another company, then the common stock of such other company shall be considered Common Stock hereunder. To the extent the consideration paid to holders of Common Stock is other than readily tradable common stock of another company, then the fair market value of such consideration shall be credited to the participant's Cash Deferral Account, and shall thereafter be credited with earnings and shall be distributed according to the provisions of this Plan.


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8.    ADMINISTRATION FOLLOWING A CHANGE IN CONTROL EVENT

      8.1 "Change in Control Event" for purposes of this Plan shall mean the following and shall be deemed to occur if any of the following events occur:

            (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of Beckman Coulter, Inc. ("Beckman Coulter"), or a trustee or other fiduciary holding securities under an employee benefit plan of Beckman Coulter, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman Coulter representing 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the "seller") owns 15% or more of Beckman Coulter voting securities if such ownership is only a transitory step in a reorganization whereby Beckman Coulter purchases the assets of the seller for Beckman Coulter voting securities and the seller liquidates shortly thereafter;

            (b) individuals who, as of the date hereof, constitute the Board of Beckman Coulter (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Beckman Coulter stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman Coulter, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board of Beckman Coulter;


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            (c)   the stockholders of Beckman Coulter approve a merger or
      consolidation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Beckman Coulter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman Coulter or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Beckman Coulter (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities; or

            (d) the stockholders of Beckman Coulter approve a plan of complete liquidation of Beckman Coulter or an agreement for the sale or disposition by Beckman Coulter of all or substantially all of Beckman Coulter's assets.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities solely in connection with a public offering of Beckman Coulter's securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

      8.2 Upon and after a Change in Control Event, authority concerning the administration of this Plan shall be assumed by the Administrator. "Administrator" shall mean the person selected as provided in the Trust Agreement to administer the Plan upon and after a Change in Control Event.


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      8.3   After a Change in Control Event, the Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

            (a) To compute and certify to the amount and kind of benefits payable or deliverable to participants and their Beneficiaries;

            (b) To maintain all records that may be necessary for the administration of this Plan;

            (c) To provide for the disclosure of all information and the filing or provision of all reports and statements to participants, Beneficiaries or governmental agencies as shall be required by law; and

            (d) To direct the Trustee concerning the performance of various duties and responsibilities under the trust including exercising all voting rights connected with the stock, including voting rights in the event of a tender or exchange offer with respect to the Company or in the event of a contested election with respect to the Board of Directors.

9.    COMPENSATION, EXPENSES AND INDEMNITY OF THE ADMINISTRATOR

      9.1 The Administrator is authorized at the expense of Beckman Coulter to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by Beckman Coulter.


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      9.2   To the extent permitted by applicable state law, Beckman Coulter shall indemnify and save harmless the Administrator and any delegate of the Administrator who is an employee of Beckman Coulter against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by Beckman Coulter or provided by Beckman Coulter under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

      9.3 When the Board becomes aware that a Change in Control Event is expected to occur, and prior to such Change in Control Event, an amount estimated by Beckman Coulter equal to the costs of administrating the Plan for two years following the Change in Control Event shall be irrevocably deposited by Beckman Coulter in the Trust. Such amount may be used to pay the expenses of administering the Plan, and if such amount is exhausted, Beckman Coulter shall resume payment of the expenses.

10.   ARBITRATION

      10.1 In the event of any dispute regarding this Plan, the participant, or following the participant's death, his or her beneficiary (collectively referred to in this section as "Claimant") shall have the right to select arbitration. This right shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by Beckman Coulter prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant's dispute has been brought by a person other than the Claimant, Beckman Coulter and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the participant only he or she can use the arbitration procedure set forth in this section.


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      10.2   Any claim for arbitration may be submitted as follows: any claim under this Plan may be filed in writing with an arbitrator of the Claimant's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to Beckman Coulter. Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the state of California or (ii) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, Beckman Coulter shall select one of the five arbitrators as the arbitrator of the dispute in question. If Beckman Coulter fails to select an arbitrator in a timely manner, the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

      10.3 The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and Beckman Coulter. Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award.

      10.4 The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order Beckman Coulter to pay or deliver such benefits (which may be paid from the Trust), in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. Beckman Coulter shall thereupon pay or deliver (or the trustee of the Trust shall pay or deliver) to the Claimant immediately the amount that the arbitrator orders to be paid or delivered in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.


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      10.5   This Section 10.5 shall apply only after the occurrence of a Change in Control Event. If the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct Beckman Coulter to pay to the Claimant, and Beckman Coulter agrees to pay to the Claimant in accordance with such order, an amount equal to the Claimant's expenses in pursuing the claim, including attorneys' fees. Such payment shall not be made from the Trust.

11.   TAXES

      Beckman Coulter shall be entitled to withhold applicable federal and/or state and local income taxes from payments made to participants or beneficiaries at the then prevailing withholding tax rates, and shares of Common Stock held for the benefit of the Participant in the Trust may be sold to raise cash to satisfy any withholding requirement. Beckman Coulter is entitled to an income tax deduction in the year deferred amounts, including the adjustment factor, are paid. Directors should consult with their personal tax advisors concerning tax (including any applicable income tax and self-employment tax) consequences of participation in the program.

12.   ANNUAL STATEMENTS

      Each participant will receive an annual statement on the value of their account by February 28 of the following year (statements may be provided more frequently).

13.   PLAN AMENDMENT, TERMINATION AND CONSTRUCTION

      13.1 Beckman Coulter may amend, modify, suspend or terminate this Plan in whole or in part, except that (i) no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts deferred by a director, (ii) Section 5.5 may not be amended, modified or suspended so as to, with respect to any amounts credited to the director as of the date of such amendment, reduce the amount of earnings to be credited, (iii) Sections 8, 9 and 10 may not be amended following a Change in Control Event, and (iii)
Section 10 may not be amended with respect to any director or beneficiary following the date the director or beneficiary makes a written demand for arbitration with respect to benefits under this Plan. In the event that this Plan is terminated, the amounts credited to the director's account(s) shall be distributed to the director or, in the event of his or her death, his or her beneficiary in a lump sum within ninety (90) days following the date of Plan termination.


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      13.2   It is the intent of Beckman Coulter that this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 ("Exchange Act") so that elective deferrals will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. Any contrary interpretation shall be avoided.

      This restated Plan is hereby adopted by Beckman Coulter, Inc. effective May 1, 2002.



                                BECKMAN COULTER, INC.


                                By:   /S/ FIDENCIO M. MARES
                                   ---------------------------------------------
                                      Fidencio M. Mares


                                Its:  VICE PRESIDENT, HUMAN RESOURCES
                                    --------------------------------------------